Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

RightNow Technologies, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 333-118515, 333-124329, and 333-138543) on Form S-8 of RightNow Technologies, Inc. of our reports dated March 14, 2007, with respect to the consolidated balance sheets of RightNow Technologies, Inc. as of December 31, 2006 and 2005 and the related consolidated statements of operations, stockholders’ equity (deficit) and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of RightNow Technologies, Inc.

Our report on the consolidated financial statements refers to RightNow Technologies, Inc.’s adoption of Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment, effective January 1, 2006.

/s/ KPMG LLP

Portland, Oregon

March 14, 2007